                            STRATOSPHERE CORPORATION
                           2000 South Las Vegas Blvd.
                            Las Vegas, Nevada 89104

                                                                  March 20, 2000

Mr. Richard Brown
c/o James Bright
Bristol Associates, Inc.
5757 W. Century Blvd., Suite 628
Los Angeles, CA 90045


Dear Mr. Brown,

     This letter (the "Agreement") sets forth the terms upon which you will be employed by Stratosphere Corporation (the "Company").

          Richard Brown ("Employee") and the Company agree as follows:

1.   EMPLOYMENT

     Upon the terms and conditions hereinafter set forth, the Company hereby agrees to employ Employee and Employee hereby accepts employment with the Company. During the Term of Employment (as hereinafter defined), Employee shall be employed in the position of Executive Vice President of Marketing. Employee shall report to and be under the supervision of the President, the Chief Executive Officer and the Board of Directors. During the Term of Employment Employee shall devote all of his professional attention to the business and affairs of the Company, shall use his best efforts to advance the best interests of the Company and shall comply with the reasonable policies of the Company, including, without limitation, such policies with respect to conflict of interest, confidentiality and business ethics from time to time in effect.

     During the Term of Employment, the Employee shall not, without the prior written consent of the Company, render services, whether or not compensated, to any other person of entity as an employee, Independent contractor or otherwise, PROVIDED, HOWEVER, that nothing contained herein shall restrict the Employee from rendering services to charitable organizations,

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
managing his personal investments or being involved in the business of racing thoroughbred horses as a hobby (provided that Employee devotes all of his professional attention to the business and affairs of the Company) subject to the terms and conditions set forth herein and in such manner as shall not interfere with the performance by the Employee of his duties hereunder.

2.   TERM

     The employment period shall commence on April 1, 2000 ("Commencement Date") and shall continue throughout the term (the "Term of Employment") ending on March 31, 2002 ("Expiration Date" or "expiration") or such later date as the parties may agree upon in writing unless earlier terminated pursuant to the provisions of this Agreement.

     The parties agree that during the period between December 31, 2001 and the Expiration Date they will negotiate with each other to attempt to agree upon a new employment arrangement that will commence immediately after the Expiration Date. In the event, for any reason, the parties fail to agree on such new employment arrangement, Employee will continue to be employed by the Company after the Expiration Date at the Base Salary current as of the Expiration Date and without any bonus plan (unless such plan is negotiated and agreed to in writing) until Employee either resigns or is terminated by the Company.

3.   COMPENSATION

     For all services to be performed by Employee under this Agreement, during the Term of Employment the Employee shall be compensated in the following manner:

     a. BASE COMPENSATION. The Company will pay Employee a salary (the "Base Salary") initially at an annual rate of $190,000. Such amount shall be subject to adjustment in accordance with the schedule set forth in Attachment 1 to this letter. The Base Salary shall be payable in accordance with the normal payroll practice of the Company (but no less frequently than bi-weekly). Following the completion of the calculations contemplated in Attachment 1 based upon the Company's financial statements for the applicable period the Base Salary shall be adjusted as contemplated in Attachment 1 and a payment shall be made to Employee equal to the amount of additional Base Salary, if any, retroactive to the first anniversary of the Commencement Date.

     b.   BONUS COMPENSATION

          During the Term of Employment, Employee shall be entitled to receive an annual bonus (the "Annual Bonus"), if any, in accordance with the schedule set forth in Attachment 1 to this letter (the "Plan") to be payable promptly after the annual financial statements (which include financial data for the first fiscal quarter of the Company's following fiscal year) are prepared, provided Employee meets the

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
          financial benchmarks set forth in the Plan. However, Employee shall be entitled to the first Annual Bonus of at least $20,000, provided Employee continues to be employed by the Company at the time such bonus becomes payable.

     c.   PLAN CALCULATIONS

          As used in the Plan, EBITDA shall be calculated based on the financial statements as prepared by the Company for the first Year (as defined below). The term "EBITDA Base Rate" for purposes of the Plan means $14,000,000 (which number shall be "Target" hereunder unless it is changed in accordance with Section 3(d) below) increased by 10% of the cost of capital expenditures for the first Year in excess of $2,000,000. For example, if capital expenditures are $77 million the EBITDA Base Rate would be raised by $7.5 million ($77 million less $2 million times 10%) to $21.5 million ($14 million plus $7.5 million). As used in this Agreement, the term "Year" shall mean each one year period commencing on the first day of the second fiscal quarter of the Company's fiscal year and ending on the last day of the first fiscal quarter of the Company's next succeeding fiscal year. The first Year will begin on March 28, 2000.

          As used in the Plan, the term "Percentage Excess of EBITDA over EBITDA Base Rate" shall mean an amount, expressed as a percentage, determined by dividing the amount by which EBITDA exceeds the EBITDA Base Rate by the EBITDA Base Rate.

     d.   TARGET ADJUSTMENT

          At the end of the first Year, the parties agree to review the Plan and to seek to adopt a new Target mutually agreeable to the parties hereto which shall than become the Target for the second Year. In the event the parties are not able to agree on the new Target within ten business days after the financial statements for the first Year are prepared, the Target for the second Year shall equal the greater of
          (i) the actual EBITDA for the first Year and (ii) 14,000,000.

     e. TAXES. All amounts paid by the Company to Employee under or pursuant to this Agreement, including, without limitation, Base Salary and Annual Bonuses, or any other compensation or benefits, whether in cash or in kind, shall be subject to normal withholding and deductions imposed by any one or more of local, state and federal governments.

4.   TERMINATION

     This Agreement shall terminate, and the Term of Employment shall end, on the first to occur of (each a "Termination Event"):

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     a.   the Expiration Date;

     b. the death of Employee or the total or partial disability that renders Employee unable to perform in his position with the Company for a period of at least 90 consecutive days;

     c. the discharge of Employee by the Company with or without Cause (as defined below); or

     d. the voluntary resignation of Employee (and without limiting the effect of such resignation, Employee agrees to provide the Company with not less than 21 days prior written notice of his resignation).

     As used herein "Cause" is defined as Employee's: (i) personal misconduct,
(ii) substance abuse, (iii) negligence or failure to perform work duties or other obligations to the Company, (iv) conviction of a crime, (v) commission of a fraudulent act; (vi) federal or state criminal indictment for securities law violation, (vii) commission of an act of moral turpitude or dishonesty,
(viii) failure to comply with any of the terms of this Agreement; (ix) willful disclosure, not required by any law or court order, of any trade secrets or confidential corporate information of the Company to persons not authorized to know same; or (x) any other event which could cause the gaming authorities, having jurisdiction over the Company or its affiliates, to seek any redress or remedy against Employee, the Company or its affiliates as a result of Employee's acts or failure to act.

5.   EFFECT OF TERMINATION

     a. In the event that Employee's employment is terminated prior to the Expiration Date (i) for any of the reasons set forth in Section 4(b) above (i.e., death or disability) or (ii) for any of the reasons set forth in Section 4(d) above (i.e., voluntary resignation) or (iii) due to the discharge of Employee by the Company with Cause; then, in lieu of any other payments of any kind (including, without limitation, any severance payments), Employee shall be entitled to receive, within thirty (30) days following the date on which the Termination Event in question occurred (the "Termination Date") any amounts of Base Salary and previously earned bonus due and unpaid to Employee from the Company as of the Termination Date in question.

     b. In the event that Employee's employment is terminated prior to the Expiration Date (i) due to the discharge of Employee by the Company without Cause or (ii) in the event that Employee ceases to be employed by the Company within thirty (30) days after Change in Control (as defined below) except such cessation of employment that is (A) due to the discharge of Employee by the Company with Cause or (B) for any of the reasons set forth in Section 4(b) above (i.e., death or

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          disability) or in Section 4(d) above (i.e., voluntary resignation);
          then, in lieu of any other payments of any kind (including, with our limitation, any severance payments), Employee shall be entitled to receive, within thirty (30) days following the applicable Termination Date or in the case of Change in Control, cessation of employment date:

          i. any amounts of Base Salary and previously earned bonus due and unpaid to Employee from the Company as of the Termination Date in question or in the case of Change in Control, cessation of employment date; and

          ii.  a lump-sum payment in the amount equal to then current Base
               Salary.

          As used herein "Change in Control" means the acquisition of ownership, directly or indirectly, beneficially or of record, by any person, entity or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), other than Carl C. Icahn or any person or entity controlled by Mr. Icahn, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Company.

6.   NON-DISCLOSURE

     During the term of this Agreement and at all times thereafter, Employee shall hold in a fiduciary capacity for the benefit of the Company and its affiliates all secret or confidential information, knowledge or data, including without limitation trade secrets, investments, contemplated investments, business opportunities, valuation models and methodologies, relating to the business of the Company or its affiliates, and their respective businesses, (i) obtained by Employee during Employee's employment by the Company and (ii) not otherwise in the public domain. Employee shall not, without prior written consent of the Company, except to the extent compelled pursuant to the order of a court or other body having jurisdiction over such matter or based upon the advice of counsel, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by the Company; provided, however, that Employee will assist the Company, at the Company's expense, in obtaining a protective order, other appropriate remedy or other reliable assurance that confidential treatment will be accorded such information disclosed pursuant to the terms of this Agreement.

     All processes, technologies, investments, contemplated investments, business opportunities, valuation models and methodologies, and inventions (collectively, "Inventions"), including without limitation new contributions, improvements, ideas, business plans, discoveries, trademarks and trade names, conceived, developed, invented, made or found by Employee, alone or with others, during the Term of Employment, whether or not patentable and whether or not on the Company's time or with the use of the Company's facilities or materials, shall be the property of the Company and shall be promptly and fully disclosed by Employee to the Company.

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Employee shall perform all necessary acts (including, without limitation, executing and delivering any confirmatory assignments, documents, or instruments requested by the Company) to vest title to any such Invention in the Company and to enable the Company, at its expense, to secure and maintain domestic and/or foreign patents or any other rights for such Inventions.

     Employee is scheduled to receive potential bonuses under this Agreement which will benefit Employee based upon the performance of the Company's business. Employee represents to the Company that the enforcement of the restrictions contained in this section would not be unduly burdensome to Employee. Employee agrees that the remedy at law for any breach by Employee of the provisions of this section may be inadequate and that the Company shall be entitled to injunctive relief, without posting any bond. This section constitutes an independent and separable covenant that shall be enforceable notwithstanding any right or remedy that the Company may have under any other provision of this Agreement or otherwise.

7.   BENEFITS

     During the Term of Employment, Employee shall be entitled (i) to receive certain healthcare and other employee benefits comparable to those received by other employees at a similar pay level and or position with the Company; and
(ii) 15 business days paid vacation per calendar year, at the rate of 1.25 days per each calendar month.

8.   MOVING EXPENSES: MORTGAGE REIMBURSEMENT

     The Company shall reimburse Employee for reasonable, documented moving and storage expenses up to $7,500, in the aggregate, in connection with Employee's relocation from Laughlin, Nevada to Las Vegas or its suburbs, Nevada. In addition, the Company shall reimburse Employee up to $1,555 per month with respect to mortgage expenses incurred by Employee during a period of six months following Commencement Date in connection with his residence located at 2148 River City Drive, Laughlin, Nevada 89029.

9.   MISCELLANEOUS

     a. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all previous written, and all previous or contemporaneous oral negotiations, understandings, arrangements, and agreements.

     b. This Agreement and all of the provisions hereof shall inure to the benefit of and be binding upon the legal representatives, heirs, distributees, successors (whether by merger, operation of law or otherwise) and assigns of the parties hereto; provided, however, that Employee may not delegate any of Employee's duties hereunder, and may not assign any of Employee's rights hereunder, without the prior written consent of the Company.

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     c.   This Agreement will be interpreted and the rights of the parties determined in accordance with the laws of the United States applicable thereto and the internal laws of the State of Nevada.

     d. Employee covenants and represents that he is not a party to any contract, commitment or agreement, nor is he subject to, or bound by, any order, judgement, decree, law, statute, ordinance, rule, regulation or other restriction of any kind or character, which would prevent or restrict him from entering into and performing his obligations under this Agreement.

     e.   This Agreement and all of its provisions, other than provisions of
          Section 5 and Section 6 hereunder, shall terminate upon Employee ceasing to be Employee of the Company for any reason.

                                           STRATOSPHERE CORP.


                                                 /s/ THOMAS A. LETTERO
                                           --------------------------------
                                           Thomas A. Lettero

                                                 /s/ RICHARD BROWN
                                           --------------------------------
                                           Richard Brown

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ATTACHMENT 1

                 SEVEN STEP ANNUAL BONUS AND COMPENSATION PLAN

                                                ANNUAL BONUS      INCREASE IN
        PERCENTAGE EXCESS OF EBITDA              (% OF BASE       ANNUAL BASE
           OVER EBITDA BASE RATE                   SALARY)          SALARY
        ---------------------------             ------------      -----------
1       0%                                      $20,000                3%
                                                (applicable only
                                                to the first
                                                Year); and
                                                0% (for the
                                                second Year)

2       up to but not including 5%                  20%                4%

3       5% or more up to but not including          30%                7%
        10% or more

4       10% or more up to but not including         50%                9%
        15% or more

5       15% or more up to but not including         60%               10%
        20% or more

6       20% or more up to but not including         80%               11%
        25% or more

7       25% or more                                100%               12%

EXAMPLE:

Assumptions:   1.   EBITDA for the first Year is 25 million as determined on
                    May 1; and

               2.   The EBITDA Base Rate is 14 million.

Calculations: The Annual Bonus will equal $190,000 (since the Percentage Excess of EBITDA over EBITDA Base Rate exceeds 25%). The Base Salary increase will equal $22,800 per annum for the second Year. Assuming the increase in the Base Salary begins to accrue on April 1, a retroactive payment of $1,900 will be paid for the period of April 1 through May 1.

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